UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

March 28, 2011
Date of Report (Date of earliest event reported)

Mercer Insurance Group, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25425	23-2934601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

10 North Highway 31, Pennington, New Jersey		08534
(Address of principal executive offices)		(Zip Code)

(609) 737-0426 Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 28, 2011, United Fire & Casualty Company, an Iowa corporation (“United Fire”), and Mercer Insurance Group, Inc., a Pennsylvania corporation (“Mercer”), completed the merger of Mercer with and into a wholly owned subsidiary of United Fire (the “Merger”) pursuant to an Agreement and Plan of Merger dated as of November 30, 2010 (the “Merger Agreement”) among United Fire, Red Oak Acquisition Corp., a Pennsylvania corporation and wholly owned subsidiary of United Fire (“Acquisition Corp.”) and Mercer.  As a result of the Merger, a change of control of Mercer occurred and Mercer became a wholly owned subsidiary of United Fire.

As a result of the Merger, at the effective time of the Merger, each share of Mercer common stock (“Mercer Common Stock”) that was issued and outstanding immediately prior to the effective time (other than shares of Mercer Common Stock held in the treasury of Mercer or by any subsidiary of Mercer and any shares of Mercer Common Stock owned by United Fire or any wholly owned subsidiary of United Fire), including any allocated and unallocated shares held by the Mercer Employee Stock Ownership Plan and any shares of restricted stock, was cancelled and converted into the right to receive $28.25 in cash (the “Cash Consideration”), without interest.

In connection with the Merger, each outstanding option to purchase Mercer Common Stock (“Mercer Stock Option”), whether or not vested and exercisable, was, at the effective time of the Merger, cancelled and converted into the right to receive the product of (i) the number of shares of Mercer Common Stock that would have been acquired upon the exercise of such Mercer Stock Option, multiplied by (ii) the excess, if any, of the Cash Consideration over the exercise price to acquire a share of Mercer Common Stock under such Mercer Stock Option, subject to any applicable withholding taxes (the “Option Consideration”).  United Fire paid the Cash Consideration and the Option Consideration using a combination of cash on hand and the proceeds from two loans.  Effective upon the consummation of the Merger and pursuant to the terms of the Merger Agreement, Randy Ramlo, Dianne Lyons and Mike Wilkins, the directors of Acquisition Corp. immediately prior to the Merger, became the members of the board of directors of Mercer.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby contained in this Item 2.01 does not purport to be a complete description and is qualified in its entirety by reference to the terms and conditions of the Merger Agreement, a copy of which was attached as Exhibit 2.1 to Mercer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2010, and is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the consummation of the Merger, Mercer notified the NASDAQ Stock Market (“NASDAQ”) on March 28, 2011 that each share of Mercer Common Stock (other than shares of Mercer Common Stock held in the treasury of Mercer or by any subsidiary of Mercer and any shares of Mercer Common Stock owned by United Fire or any wholly owned subsidiary of United Fire) was cancelled and automatically converted into the right to receive $28.25 per share in cash, without interest, and requested that NASDAQ suspend trading in Mercer Common Stock, effective March 28, 2011, and file with the Securities and Exchange Commission an application on Form 25 to remove the Mercer Common Stock from listing on the Nasdaq Global Select Market as soon as practicable and deregister the Mercer Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended.

Item 3.03 Material Modification to Rights of Security Holders.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each share of Mercer Common Stock issued and outstanding immediately prior to the effective time (except as described in Item 2.01) was automatically cancelled and converted into the right to receive $28.25 in cash, without interest.  At the effective time of the Merger, holders of shares of Mercer Common Stock ceased to have any rights as shareholders in Mercer, other than the right to receive the Cash Consideration in accordance with the Merger Agreement.

The information set forth in Item 2.01 is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

The information set forth in Item 2.01 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, the directors and officers of Acquisition Corp., duly elected and holding office immediately prior to the effective time became the directors and officers of Mercer.  As a result, each of Andrew R. Speaker, George T. Hornyak, Jr., Samuel J. Malizia, Roland D. Boehm, H. Thomas Davis, Jr., William V. R. Fogler, William C. Hart and Richard U. Niedt, who constituted the Board of Directors of Mercer immediately prior to the effective time of the Merger, ceased to be a member of the Board of Directors of Mercer and any committees of Mercer’s Board of Directors of which they were members, and each of Andrew R. Speaker, Paul R. Corkery, Paul D. Erhardt and David B. Merclean ceased to be an officer of Mercer, in each case, as of the effective time of the Merger.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, the articles of incorporation and bylaws of Acquisition Corp. as in effect immediately prior to the effective time became the articles of incorporation and the bylaws of the surviving company.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits:

2.1
Agreement and Plan of Merger, dated as of November 30, 2010, among United Fire, Acquisition Corp. and Mercer (incorporated by reference to Exhibit 2.1 to Mercer’s Current Report on Form 8-K filed on December 1, 2010).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercer Insurance Group, Inc.
Dated: March 28, 2011
	By:	/s/ Andrew R. Speaker
Andrew R. Speaker
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1
Agreement and Plan of Merger, dated as of November 30, 2010, among United Fire, Acquisition Corp. and Mercer (incorporated by reference to Exhibit 2.1 to Mercer’s Current Report on Form 8-K filed on December 1, 2010).